Exhibit 99.1

Village Farms International to Report Q3 2026 Results on November 9, 2026

Management to Host Conference Call November 9 at 8:30 a.m. ET

VANCOUVER, BC, October 22, 2026 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) today announced it will host a conference call to discuss its third quarter 2026 financial results on Monday, November 9, 2026, at 8:30 a.m. ET. Participants can access the conference call via a webcast at Village Farms Third Quarter 2026 Conference Call Webcast or on the Company website at Village Farms - Events. Participants wanting to access the conference call by telephone must register in advance at Village Farms Third Quarter 2026 Conference Call Registration to receive telephone dial-in information.

The live question and answer session will be limited to analysts; however, others are invited to submit questions ahead of the conference call via email at investorrelations@villagefarms.com. Management will address questions received via email during the question and answer session as time permits.

The Company expects to report its third quarter 2026 financial results via news release on Monday, November 9, 2026, at 7:00 a.m. ET.

Conference Call Archive Access Information

For those unable to participate in the conference call at the scheduled time, it will be archived for replay beginning approximately one hour following completion of the call on Village Farms’ web site at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International

Village Farms is a global leader in cannabis, plant-based consumer packaged goods, and sustainable innovation. With a legacy built on decades of Controlled Environment Agriculture expertise and Dutch farming practices, today the Company is one of the world’s largest and most profitable cannabis operators with an asset portfolio that spans over 7 million square feet of advanced greenhouse and indoor cultivation assets.

In Canada, Village Farms operates the world’s largest EU-GMP certified cannabis facility at its production campus in Delta, British Columbia, and exports products to international medical markets. The Company is also a market share leader in dried flower formats and produces and distributes some of the country’s highest quality and best-selling strains, including its flagship Pure Sunfarms Pink Kush, one of the most widely consumed strains on the planet. Village Farms’ Canadian brand portfolio includes Pure Sunfarms, Fraser Valley Weed Co., Soar, Super Toast, Pure Laine, Tam Tams and Promenade.

In the Netherlands, the Company is one of only ten licensed operators in the country’s regulated cannabis program, and in the United States its CBDistillery brand is one of the country’s premier cannabinoid wellness platforms, and it also holds equity interests in cannabis businesses in Australia and Germany. Beyond cannabis, the Company holds an equity interest in Verdexa Holdings, a private venture pursuing strategic acquisitions to build a premier branded food platform, and its Clean Energy division transforms landfill gas into renewable natural gas and receives royalties on all revenues generated.

Contact Information

Sam Gibbons Senior Vice President, Corporate Affairs Phone: (407) 495-5067 Email: sgibbons@villagefarms.com